Exhibit 10.39
                                Amendment

March 28, 1995

Lutheran Brotherhood
625 Fourth Avenue South
Minneapolis, Minnesota 55415
Attention:  Investment Division

Ladies and Gentlemen:

           We refer to the Note Agreement between NPC International, Inc., formerly National Pizza Company (the "Company"), and Lutheran Brotherhood dated as of March 30, 1993 as the same may have been amended through the date hereof (the "Existing Agreement"). Each capitalized term used herein but not defined herein shall have the meaning assigned to such term in the Existing Agreement.

           Skipper's, Inc., a wholly owned subsidiary of the Company, has closed certain of its restaurant locations. In connection with the Skipper's closings, the Company has taken a charge against consolidated income for the fiscal quarter ending March 28, 1995. As a result of this charge, certain provisions and covenants in the Existing Agreement must be amended. The Company has informed you of the Skipper's closings and the resulting charge against consolidated income, and, accordingly, you and the Company hereby agree as follows:

                Amendment of Subsection 6A of the Existing Agreement. The Company requests Lutheran Brotherhood to amend and Lutheran Brotherhood hereby amends the provisions of Subsection 6A of the Existing Agreement as follows:

           "Consolidated Net Worth Requirement. The Company covenants that it will not permit Consolidated Net Worth at any time to be less than the sum of (i) $79,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income (without reduction for any deficit in Consolidated Net Income for any quarterly fiscal period) for the period from and after March 28, 1995 to and including the date of determination thereof, computed on a cumulative basis for said entire period."

           Except as expressly amended as set forth above, the Existing Agreement remains in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any provision of the Existing Agreement.

           This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

           If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning one counterpart of this letter amendment to NPC International, Inc., 720 West 20th Street, P.O. Box 643, Pittsburg, Kansas 66762, Attention: Troy D. Cook. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by you.

Very truly yours,

NPC INTERNATIONAL, INC.
By:  Troy D. Cook
Title: Vice President and Chief Financial Officer


Agreed as of the date first above written:

LUTHERAN BROTHERHOOD
By:__________________________________
Name:________________________________
Title:_________________________________
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